U.S. SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                     FORM 3

            INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
       Section 17(a) of the Public Utility Holding Company Act of 1935 or
               Section 30(f) of the Investment Company Act of 1940


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1. Name and Address of Reporting Person*

   Given                Steven
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   (Last)               (First)                 (Middle)

c/o LaSalle Re Limited, 25 Church Street
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                       (Street)

Hamilton HM FX          Bermuda
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(City)                  (State)                 (Zip)


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2. Date of Event Requiring Statement (Month/Day/Year)

   November 20, 1995
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3. IRS or Social Security Number of Reporting Person (Voluntary)


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4. Issuer Name and Ticker or Trading Symbol

   LaSalle Re Holdings Limited (NYSE:  LSH)
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5. Relationship of Reporting Person to Issuer
   (Check all applicable)

   [   ]   Director                             [   ]   10% Owner
   [ x ]   Officer (give title below)           [   ]   Other (specify below)


                    Controller
             ----------------------

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6. If Amendment, Date of Original (Month/Day/Year)


7.  Individual or Joint/Group Filing (Check applicable line)

         [ x ]  Form filed by One Reporting Person

         [   ]  Form filed by More than One Reporting Person


*If the form is filed by more than one reporting person, see instruction
 5(b) (v).

Table I -- Non-Derivative Securities Acquired, Disposed of or Beneficially Owned
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


1.  Title of Security      2.   Amount of      3.  Ownership     4.  Nature
    (Instr. 4)                  Securities         Form Direct       of Indirect
                                Beneficially       (D) or            Beneficial
                                Owned              Indirect          Ownership
                                (Instr. 4)         (I) (Instr. 5)    (Instr. 4)

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

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   Common Shares                     -0-
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

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.

              Table II -- Derivative Securities Beneficially Owned (e.g., puts, calls, warrants, options, convertible securities)

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




1. Title of Derivative   2.  Date Exercisa-  3. Title and    4. Conver-   5.  Owner-   6.  Name of Indirect
   Security (Instr. 3)       ble and Expi-      Amount of       sion or       ship         Beneficial Ownership
                             ration Date        Securities      Exercise      Form of      (Instr. 5)
                            (Month/Day/Year)    Underlying      Price of      Deriv-
                                                Derivative      Derivative    ative
                                                Security        Security      Security
                                                                              Direct (D)
                                                                              Indirect
                                                                              (I)
                                                                              (Instr. 5)
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                Date         Expiration      Title      Amount
                Exercis-     Date                       or Number
                able                                    of Shares
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

Explanation of Responses:




                /s/ Steven Given                                 10/8/97
              --------------------                          -----------------
               **Signature of Reporting Person                     Date


** Intentional misstatements or omissions of facts constitute Federal Criminal Violations.

     See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed. If space provided is insufficient, See Instruction 6 for procedure.